Exhibit 5.1

November 30, 2018

Jerrick Media Holdings, Inc.

2050 Center Avenue, Suite 640

Fort Lee, NJ 07024

Re:	Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel to you, Jerrick Media Holdings, Inc., a Nevada corporation, (the “Company”) in connection with the Company’s Registration Statement No. 333-227964 on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”), of up to 27,450,320 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) consisting of (i) 13,725,160 of Common Stock (the “Common Shares”) previously issued to the Selling Stockholders by the Company, (ii) and up to 13,725,160 shares of Common Stock (the “Warrant Shares”), which are issuable upon exercise of warrants previously issued to the Selling Stockholders by the Company (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date, (b) By-laws of the Company, as amended to date, and (c) the Registration Statement and all exhibits thereto. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Common Shares are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued upon exercise of the Warrants against payment therefore as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Nevada, including the Constitution of the State of Nevada, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP